UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                            NoFire Technologies, Inc.

                                (Name of Issuer)

                     Common Stock, par value $0.20 per share
                         (Title of Class of Securities)

                                   654865 10 4
                                 (CUSIP Number)

                                 Andrew H. Tisch
                               667 Madison Avenue
                               New York, NY 10021
                                 (212) 521-5130
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  June 22, 2001
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 18 Pages

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 2 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           NF Partners, LLC
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)

           00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|


--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      15,547,653
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  ONWED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              15,547,653
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,547,653
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           54.3%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 3 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Andrew H. Tisch
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|


--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      285,000
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              285,000
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           285,000
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.4%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 4 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           JMC Investments LLC
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      337,533
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              337,533
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           337,533
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.7%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 5 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           John Capozzi
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      205,000
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              205,000
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           205,000
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 6 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Ravitch Rice & Company LLC
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      238,988
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              238,988
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           238,988
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.2%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 7 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Barry L. Bloom
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      428,778
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              428,778
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           428,778
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.1%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 8 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Robyn Samuels
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      192,503
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              192,503
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           192,503
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.0%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 9 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Paul A. Downey
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      337,533
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              337,533
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           337,533
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.7%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 10 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Robert N. Downey
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      2,937,350
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              2,937,350
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,937,350
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           13.4%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 11 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Robert H. Savage
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      471,429
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              471,429
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           471,429
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.3%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 654865 10 4                                    Page 12 of 18    Pages
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                               (entities only)

           Thomas M. Steinberg
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) |_|
                                                                     (b) |X|

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (See Instructions)


--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
                                                  ITEMS 2(d) OR 2(e)|_|

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

                      553,781
 NUMBER OF      ----------------------------------------------------------------
   SHARES       8   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ----------------------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
   PERSON
    WITH              553,781
                ----------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           553,781
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
   (See Instructions)|_|

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.7%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

         This Statement amends and supplements the Statement on Schedule 13D of NF Partners, LLC, a Delaware limited liability company ("NFP"), JMC Investments LLC, a Connecticut limited liability company ("JMC"), Ravitch Rice & Company LLC, a New York limited liability company ("RRC"), Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage, Thomas M. Steinberg, Andrew H. Tisch, and John Capozzi previously filed with the Securities and Exchange Commission, as heretofore amended and supplemented, to reflect the conversion on June 22, 2001, of convertible debentures into 3,189,279 shares of the Issuer's Common Stock. Except as amended and supplemented hereby, the Statement on Schedule 13D remains in full force and effect.

Item 5.   Interest in Securities of the Issuer.

         On June 22, 2001, NoFire Technologies Inc. (the "Issuer") sent to NFP a Notice of Required Conversion of Debentures, pursuant to which its convertible debentures owned by NFP were converted into shares of the Issuer's Common Stock at a conversion rate of one (1) share of Common Stock for each fifty cents ($0.50) of principal and unpaid accrued interest owed thereon. As a result, NFP received 1,096,589 shares of the Issuer's Common Stock with respect to a $500,000 Convertible Debenture (based upon accrued but unpaid interest of $48,294.52), and 2,092,690 shares of the Issuer's Common Stock with respect to a $1,000,000 Convertible Debenture (based upon accrued but unpaid interest of $46,345.21). No other transactions in the Issuer's Common Stock were effected by any of the Reporting Persons during the sixty days preceding the date hereof.

         The table sets forth below the aggregate number of shares of Common Stock beneficially owned as of the date hereof by each of the Reporting Persons, together with the percentage of outstanding shares of Common Stock which is beneficially owned by each such person or entity. The ownership percentages set forth in the table below are based on 19,820,430 shares of Common Stock having been outstanding immediately after the transactions effected on June 22, 2001, which number of shares was derived by adding the 3,189,279 shares of Common Stock issued to NFP to the 16,631,151 shares outstanding as reported by the Issuer as of March 30, 2001, in the Issuer's Form 10-QSB for the quarter ended February 28, 2001). The percentages of the outstanding shares of Common Stock owned by each of the persons listed below and the percentage of the outstanding shares of Common Stock owned by all of such persons in the aggregate have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect ownership of shares of Common Stock issuable upon exercise of outstanding warrants owned by each such person. As provided in such Rule, shares of Common Stock issuable to any person upon exercise of its, his or her warrants (or issuable to all such persons in the aggregate) are deemed to be outstanding for the purpose of calculating such person's beneficial ownership (or all such persons' aggregate beneficial ownership) but not any other person's beneficial ownership.


                              Page 13 of 18 Pages

                              Amount and Nature of
                              Beneficial Ownership


                       Shares          Has Right                      % of Stock
Name of                Owned              to                             Out-
Beneficial Owner      Currently        Acquire(1)         Total        standing
------------------   --------------   -------------    -------------  ----------
NFP                   6,720,243        8,827,410       15,547,653       54.3%
Andrew H. Tisch         160,000 (2)      125,000 (2)      285,000 (2)    1.4%(2)
JMC                      96,438          241,095          337,533        1.7%
John Capozzi            100,000 (3)      105,000 (3)      205,000 (3)    1.0%
RRC                      68,282          170,706          238,988        1.2%
Barry L. Bloom          122,508          306,270          428,778        2.1%
Robyn Samuels            55,001          137,502          192,503        1.0%
Paul A. Downey           96,438          241,095          337,533        1.7%
Robert N. Downey        839,243        2,098,107        2,937,350       13.4%
Robert H. Savage        134,694          336,735          471,429        2.3%
Thomas M. Steinberg     158,223          395,558          553,781        2.7%
                      ---------       ----------       ----------
Total                 8,551,070       12,984,478       21,535,548

(1) Includes shares of Common Stock issuable upon exercise of outstanding warrants.

(2)   Does not include shares owned by NFP.

(3)   Does not include shares owned by JMC.

         Each person listed above has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed after its, his or her name, except as follows: (1) by virtue of his relationship with NFP and certain trusts that control NFP, Mr. Andrew H.Tisch may be deemed to have indirectly shared power to vote or direct the vote and dispose or direct the disposition of the shares of Common Stock owned by NFP; and (2) by virtue of his status as manager and a member of JMC, Mr. John Capozzi may be deemed to have indirectly shared power to vote or direct the vote and dispose or direct the disposition of the shares of Common Stock owned by JMC. No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by the Reporting Persons.

         If all of the persons listed above exercised all of their warrants, they would collectively own 65.6% of the then-outstanding Common Stock.



                              Page 14 of 18 Pages

Item 7.  Material to be filed as Exhibits.

Exhibit 1.  Agreement regarding the joint filing of this Statement.




























                              Page 15 of 18 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

July 9, 2001                                         NF PARTNERS, LLC


                                                     By /s/ Andrew H. Tisch
                                                       -------------------------
                                                       Andrew H. Tisch, Manager

                                                     JMC INVESTMENTS LLC


                                                     By /s/ John Capozzi
                                                       -------------------------
                                                       John Capozzi, Manager

                                                     RAVITCH RICE & COMPANY LLC


                                                     By /s/ Donald S. Rice
                                                       -------------------------
                                                       Donald S. Rice,
                                                       Managing Director

                                                     BARRY L. BLOOM


                                                     By /s/ Barry L. Bloom
                                                       -------------------------
                                                       Barry L. Bloom

                                                     ROBYN SAMUELS


                                                     By /s/ Robyn Samuels
                                                       -------------------------
                                                       Robyn Samuels

                                                     PAUL A. DOWNEY


                                                     By /s/ Paul A. Downey
                                                       -------------------------
                                                       Paul A. Downey




                               Page 16 of 18 Pages

                                                     ROBERT N. DOWNEY


                                                     By /s/ Robert N. Downey
                                                       -------------------------
                                                       Robert N. Downey

                                                     ROBERT H. SAVAGE


                                                     By /s/ Robert H. Savage
                                                       -------------------------
                                                       Robert H. Savage

                                                     THOMAS M. STEINBERG


                                                     By /s/ Thomas M. Steinberg
                                                       -------------------------
                                                       Thomas M. Steinberg

                                                     JOHN CAPOZZI


                                                     By /s/ John Capozzi
                                                       -------------------------
                                                       John Capozzi

                                                     ANDREW H. TISCH


                                                     By /s/ Andrew H. Tisch
                                                       -------------------------
                                                       Andrew H. Tisch



                               Page 17 of 18 Pages

                                  EXHIBIT INDEX


Exhibit 1.  Agreement regarding the joint filing of this Statement.


































                               Page 18 of 18 Pages